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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Underwood                          Jeffrey                  K.
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   (Last)                            (First)              (Middle)

5533 Townsend Warbler Drive
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                                    (Street)

Wake Forest                             NC                  27587
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   (City)                            (State)                (Zip)
February 4, 2000
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

###-##-####
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

Rent-Way, Inc.           RWY
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Officer - Senior Vice President, Operations
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President, Operations
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

October 25, 1999
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Rent-Way, Inc. Com. Stk. (See Note) 02/05/03       Stock Option            20,000             22.00          (D)
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(*Note:  10,000 shares are currently vested; 10,000 shares vest on 2/5/00)
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Rent-Way, Inc. Com. Stk. (See Note) 02/08/04       Stock Option            15,000             27.875         (D)
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(*Note:  4,999 shares vest on 11/1/00; 5,000 shares vest on 11/1/01; 5,001 shares vest on 11/1/02)
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Rent-Way, Inc. Com. Stk. (See Note) 09/13/04       Stock Option            70,000             22.1875        (D)
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(*Note:  23,333 shares vest on 9/13/2000; 23,333 shares vest on 9/13/2001; 23,334 shares vest on 9/13/2002)
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Explanation of Responses:



/s/ Jeffrey K. Underwood                                    February 4, 2000
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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